9. ESCROW AGREEMENT BY AND BETWEEN THE
              COMPANY, THE UNDERWRITER AND CHASE MANHATTAN BANK






















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                               ESCROW AGREEMENT

                  Escrow Agreement dated as of ____________, 1998 by and among The Chase Manhattan Bank, a New York state chartered bank with offices at 450 West 33rd Street, New York, New York 10001, AWG, Ltd., a Nevada corporation with offices at 4162 Big Ranch Road, Napa, California 94558 and Klein Maus and Shire, Inc., an Indiana corporation with offices at 110 Wall Street, New York, New York 10005.

                             W I T N E S S E T H

                  WHEREAS, AWG, Ltd. (the "Issuer-Corporation") has filed a registration statement on Form SB-1 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, File No. 333-48165 (the "Registration Statement"), relating to the subscription for and sale of a maximum of 500,000 shares (the "Shares") of Series A 6% Preferred Stock (the "Preferred Stock") in the Issuer-Corporation, with a minimum investment required of 300,000 shares of Preferred Stock at a price of $10.00 per Share; and

                  WHEREAS, Klein Maus and Shire, Inc. (the "Depositor-Agent") has been named as the Underwriter in connection with the proposed offering of the Preferred Stock in accordance with the







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terms of the Underwriting Agreement dated as of _____________,
1998 among the Issuer-Corporation and the Depositor-Agent (the
"Underwriting Agreement"); and

                  WHEREAS, in compliance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended, the Issuer-Corporation and the Depositor-Agent propose to establish an escrow fund with The Chase Manhattan Bank (the "Bank-Escrowee"); and

                  WHEREAS, the offering of Preferred Stock will terminate no later than sixty (60) days of the date the Registration Statement is declared effective by the Securities and Exchange Commission (the "Effective Date") unless extended by the Issuer- Corporation for an additional thirty (30) days (the "Offering Termination Date"). If subscriptions for at least 300,000 shares of Preferred Stock ($3,000,000) have not been received by the Offering Termination Date, no Preferred Stock will be sold; and

                  WHEREAS, the Bank-Escrowee has agreed to act as escrow agent in connection with the proposed fund;

                  NOW, THEREFORE, it is agreed as follows:

                  1.       For a period commencing on the Effective Date and




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terminating at the latest of the Offering Termination Date, Closing Date or the Option Closing Date, as the latter two terms are defined in the Underwriting Agreement and as the same is set forth in the Registration Statement of the Issuer-Corporation, the Bank-Escrowee shall act as escrow agent and agrees to receive and disburse the proceeds from the sale of the Preferred Stock in accordance herewith. The Depositor-Agent and the Issuer-Corporation agree to notify the Bank-Escrowee (a) promptly after the Registration Statement has been declared effective by the Securities and Exchange Commission, (b) if the proposed offering of the Preferred Stock is extended as provided in the Underwriting Agreement, (c) of the Offering Termination Date and (d) of the Closing Date and each Option Closing Date.

                  2. All moneys received by the Depositor-Agent and the Issuer-Corporation in connection with the sale of the Preferred Stock shall be deposited by the Depositor-Agent and the Issuer-Corporation in a non-interest escrow account to be established for this purpose by the Bank-Escrowee.

                  3. If at least 300,000 shares of Preferred Stock have been subscribed for and any funds remain in the escrow account on the later of the Closing Date, Option Closing Date or the Offering Termination Date, such funds will be promptly paid to or credited


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to the account of, or otherwise transferred to the Issuer-Corporation less expenses (as specified in written instructions from the Issuer-Corporation and the Depositor-Agent, signing jointly).

                  4. Upon receipt by the Bank-Escrowee of appropriate written instructions at the Closing Date and Option Closing Date as the case may be, from the Issuer-Corporation and the Depositor-Agent, jointly, giving notice of the events described herein, the Bank-Escrowee shall pay to or credit to the account of, or otherwise transfer (as specified in such instructions) to, the Issuer-Corporation and other instructed parties such portion of the deposited funds then held in escrow as specified in such instructions.

                  5. If at least 300,000 shares of Preferred Stock have not been subscribed for by the Offering Termination Date, then the Depositor-Agent and the Issuer-Corporation promptly shall so advise the Bank-Escrowee, shall furnish to the Bank-Escrowee a list containing the name and address of, the amount received from each subscriber whose funds have been deposited and shall authorize the Bank-Escrowee to return the subscription funds theretofore received, without interest, to the subscribers as named.


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                  6. In the event of either (a) the occurrence of all the
events contemplated by Sections 3 and 4 hereof, or (b) at least 300,000 shares of Preferred Stock not having been subscribed for by the Offering Termination Date and the repayment to the subscribers of the amounts provided in Section 5 hereof, the Bank-Escrowee shall be relieved of all liabilities in connection with the escrow deposits provided for herein.

                  7. The Issuer-Corporation hereby agrees to (i) pay the Bank-Escrowee upon execution of this Agreement reasonable compensation for the services to be rendered hereunder, as described on Schedule I attached hereto, and (ii) pay or reimburse the Bank-Escrowee upon request for all expenses, disbursements and advances, including reasonable attorney's fees, incurred or made by it in connection with this agreement.

                  8. It is understood and agreed, further, that the Bank-Escrowee shall:

                           (a) be under no duty to enforce payment of any subscription which is to be paid to and held by it hereunder;

                           (b)      be under no duty to accept funds, checks,


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                  drafts or instructions for the payment of money from anyone other than the Depositor-Agent and the Issuer-Corporation or to give any receipt therefor except to the Depositor-Agent and the Issuer-Corporation;

                           (c) be protected in acting under any notice,
                  request, certificate, approval, consent or other paper believed by it to be genuine, signed by the proper party or parties and in accordance with the terms of this Agreement;

                           (d) be deemed conclusively to have given and
                  delivered any notice required to be given or delivered hereunder if the same is in writing, signed by any one of its authorized officers, and mailed by registered or certified mail, or delivered by hand, to the Depository-Agent, 110 Wall Street, New York, New York 10005, Attn:
                  Asim Kohli and the Issuer-Corporation, 4162 Big Ranch Road, Napa, California 94558, Attn.: Mack H. Jennings with a copy to Doros & Brescia, P.C., 1140 Avenue of the Americas, New York, New York 10036, Attn.: Ronald J. Brescia and with a copy to Jackier, Gould, Bean, Upfal & Eizelman, 1533 North Woodward, Suite 250, Bloomfield Hills, Michigan 48304,
                  Attn: Michael J. Eizelman and be


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                  deemed conclusively to have received any notice required to be given or delivered hereunder if the same is in writing, signed by any one of the authorized officers of the Depositary-Agent and the Issuer-Corporation, and mailed, by registered or certified mail, or delivered by hand, to the Bank-Escrowee's Corporate Trust Department, 450 West 33rd Street, New York, New York 100001, Attn.: Escrow
                  Administration: 15th Floor.

                           (e) be indemnified by the Depositor-Agent and the
                  Issuer-Corporation against any claim made against it by reason of its action or failing to act in connection with any of the transactions contemplated hereby and against any loss it may sustain in carrying out the terms of this Agreement, except such claims which are occasioned by its bad faith, gross negligence or willful misconduct. Anything in this agreement to the contrary notwitstanding, in no event shall the Bank-Escrowee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Bank-Escrowee has been advised of the likelihood of such loss or damage and regardless of the form of action;


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                           (f) promptly notify the Depositor-Agent and the
                  Issuer-Corporation of any discrepancy between the amounts set forth on any statement delivered by the Depositor-Agent or the Issuer-Corporation, as the case may be, and the sum or sums delivered to the Bank-Escrowee therewith;

                           (g) have no duty to inquire into the terms and
                  conditions of this Agreement, such duties being purely ministerial in nature;

                           (h) be permitted to consult with counsel of its
                  choice, including in-house counsel, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel, provided, however that nothing in this subsection (h), nor any action taken by the Bank-Escrowee, or suffered or omitted by it in accordance with the advice of any counsel, shall relieve the Bank-Escrowee from liability for any claims that are occasioned by its bad faith, gross negligence or willful misconduct, all as provided in subsection (e) above;

                           (i) not be bound by any modification, amendment,
                  termination, cancellation, recision or supersession of



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                  this Agreement, unless the same shall be in writing and
                  signed by all parties hereto;

                           (j) have no liability for following the
                  instructions herein or expressly provided for, or written instructions given by the Depositor-Agent or the Issuer-Corporation; and

                           (k) have the right, at any time, to resign
                  hereunder by given written notice of its resignation to take effect, and upon the effective date of such resignation all cash and other payments and all other property then held by the Bank-Escrowee hereunder shall be delivered by it to such person as may be designated in writing by the other parties executing this Agreement, whereupon the Bank-Escrowee's obligations hereunder shall cease and terminate. If no such person has been designated by such date, all obligations of the Bank-Escrowee hereunder shall, nevertheless, cease and terminate. The Bank-Escrowee's sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to a person designated by the other parties executing this Agreement or in accordance with the directions of a final order or


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

                  judgment of a court of competent jurisdiction.

                  9. If any checks or other instruments deposited in the escrow account established hereunder prove uncollectible, the Issuer-Corporation shall deliver the returned checks or other instruments to the Issuer-Corporation.

                  10. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal right, remedy or claim. This Agreement shall be construed in accordance with the laws of the State of New York and may be modified only in writing.

                  11. (a) In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telecopier or otherwise the Bank-Escrowee is authorized to seek confirmation of such instructions by telephone call-back to person or persons designed on Schedule 1 hereto, and the Bank-Escrowee may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Bank-Escrowee. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.


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                           (b) It is understood that the Bank-Escrowee and
the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Bank-Escrowee may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                         THE CHASE MANHATTAN BANK

                                         By: ____________________________


                                         AWG, LTD.


                                         By: ____________________________
                                             Mack H. Jennings, President


                                         KLEIN MAUS AND SHIRE, INC.


                                         By: _____________________________
                                             Mohammad Ali Khan, President



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                                  Schedule 1

         o $2,500 per annum, or any part thereof, without proration for partial years.

         o        $5.00 per check.
























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                                  Schedule 2

                    Telephone Number(s) for Call-Backs and
         Person(s) Designated to Confirm Funds Transfer Instructions


If to Issuer-Corporation:


               Name                               Telephone Number
-----------------------------------        ----------------------------------
1. Mack H. Jennings                                   707-259-6777
2. Joseph Antonini                                    248-614-3880



If to Depositor-Agent:



               Name                               Telephone Number
-----------------------------------        ----------------------------------
1. Asim Kohli                                         212-785-4545










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